Back to Form 8-K

 Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) is made effective as of September 17, 2009 (the “Effective Date”), by and among WELLCARE HEALTH PLANS, INC. (“WellCare”), COMPREHENSIVE HEALTH MANAGEMENT, INC. (the “Corporation”), and HEATH G. SCHIESSER (the “Executive”).

RECITALS

WHEREAS, on June 26, 2009, Executive informed the Board of Directors of WellCare (the “Board”) that Executive intended to resign his current officer and director positions upon appointment by the Board of a new President and Chief Executive Officer of WellCare;

WHEREAS, the parties desire to memorialize the terms relating to the termination of Executive’s employment and to provide for the transition period, which shall commence on the Effective Date, leading up to the termination of Executive’s employment (the “Transition Period”); and

WHEREAS, by execution of this Agreement, Executive’s Employment Agreement dated January 25, 2008 (“Employment Agreement”) shall be superseded in its entirety and shall have no legal effect.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

TERMINATION OF EMPLOYMENT

1.1           Termination of Employment.

1.1.1           It is agreed that Executive’s employment with the Corporation shall terminate December 28, 2009, unless Executive’s employment is terminated earlier by Executive or the Corporation.

1.1.2           Executive will be deemed to have resigned from the Board and as an officer and director of WellCare and the Corporation and any and all of their subsidiaries and/or affiliates effective December 28, 2009, or immediately upon any earlier termination of Executive’s employment hereunder.

1.1.3           Through the Transition Period, Executive will continue to receive his base salary at the rate of $400,000 per year (the “Base Salary”) and all group insurance and pension plan benefits and any other benefits on the most favorable basis available to any senior executive of the Corporation under the Corporation’s personnel policies in effect from time to time.  Executive shall receive all other such fringe benefits as the Corporation may offer to other senior executives of the Corporation generally under the Corporation’s personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

1.1.4           The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time with or without “Cause,” as that term is defined in Section 2.7.1, by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time with or without “Good Reason,” as that term is defined in Section 2.7.2, by giving written notice of such termination to the Corporation.

1.2           Duties During Transition Period.  Except as otherwise set forth below, Executive will serve as President and Chief Executive Officer of WellCare and shall report directly to the Board through the Transition Period.  Notwithstanding the foregoing, Executive agrees that during the Transition Period, WellCare and/or the Corporation may appoint someone other than Executive to serve as President and/or Chief Executive Officer or acting President and/or Chief Executive Officer, at which time Executive shall be relieved of those titles and the authority associated with those positions.  Upon the appointment of a new President and/or Chief Executive Officer or an acting President and/or Chief Executive Officer, and at the request of WellCare and/or the Corporation, Executive shall continue employment through the Transition Period, and his responsibilities shall be to cooperate and assist with the transition by providing counsel to the Board and the President and/or Chief Executive Officer or acting President and/or Chief Executive Officer related to such transition.  For the avoidance of doubt, Executive shall continue to report directly to the Board during any such transition and will not be responsible for executing WellCare or Corporation documents or filings on behalf of WellCare or the Corporation.  Neither the appointment of a new President and/or Chief Executive Officer or an acting President and/or Chief Executive Officer of WellCare and/or the Corporation, nor the change in duties and responsibilities in connection with any resulting transition consistent with this Section 1.2, shall constitute “Good Reason” for purposes of this Agreement.

ARTICLE 2

SEPARATION BENEFITS

2.1           Separation Benefits.  As consideration for Executive’s obligations under this Agreement, and in the event Executive’s employment with the Corporation terminates on December 28, 2009, or alternatively, if Executive’s employment is terminated prior to December 28, 2009, either by the Corporation for any reason other than for “Cause” or by the Executive for “Good Reason,” Executive will be eligible to receive the following pay and benefits (collectively, the “Separation Benefits”):

2.1.1           The Corporation shall pay to Executive his Base Salary through December 28, 2009, in accordance with the Corporation’s normal payroll schedule, and all Accrued Obligations, to the extent not theretofore paid.  Accrued Obligations shall be paid in a lump sum amount within ten days following the date on which Executive’s employment terminates.  “Accrued Obligations” means any vacation pay and expense reimbursements accrued by Executive as of the date on which Executive’s employment terminates.

2.1.2           The Corporation shall make a separation payment to Executive in the aggregate gross amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Separation Pay”).

2.1.3           The Corporation shall pay Executive a bonus for fiscal year 2009 in the gross amount of Eight Hundred Thousand Dollars ($800,000) (the “2009 Bonus”).  Except as provided in Section 2.9.1 below, the Separation Pay and 2009 Bonus shall be paid in a single lump sum amount within ten days following Executive’s execution of the Waiver and Release Agreement referenced in Section 3.1 and expiration of the seven-day revocation period set forth therein.

2.1.4           The vesting of all long-term incentive compensation awards to Executive, including restricted stock and stock options, shall be accelerated such that they are vested as of the date on which Executive’s employment terminates to the same extent that they would have been vested had Executive’s employment continued through December December 31, 2010.  In addition, to the extent that a portion of any long-term incentive compensation awards to Executive, including restricted stock and stock options, would have vested at the end of a measurement period that includes December 31, 2010, the vesting of that portion shall be accelerated as to the amount that would have vested had Executive’s employment continued through the end of the measurement period multiplied by a fraction, the numerator of which is the number of whole and partial months (rounded up) from the date of the beginning of the measurement period until December 31, 2010, and the denominator of which is the number of months from the date of the beginning until the end of the measurement period.  For the avoidance of doubt, upon the vesting of shares of restricted stock held by Executive, Executive may make a payment to the Corporation, or authorize the Corporation to withhold from funds otherwise due to Executive, an amount equal to any applicable federal, state, and local taxes required to be paid or withheld by the Corporation as a result of such vesting, in which case the Corporation shall remit such full amount to the relevant taxing authority.  If Executive does not make such a payment, or authorize the withholding of other funds, Executive shall surrender to the Corporation shares of such restricted stock having a fair market value at the time of such vesting equal to the amount of any applicable federal, state, and local taxes required to be paid or withheld by the Corporation as a result of such vesting, in which case the Corporation shall remit such full amount to the relevant taxing authority.

2.1.5           For a period of 24 months following the termination of Executive’s employment, the Corporation shall continue to provide medical, dental, and vision care and life insurance benefits to Executive and/or Executive’s family equal to those otherwise available to senior executives of the Corporation during such 24-month period; provided, however, that Executive agrees to elect COBRA coverage to the extent available under the Corporation’s health insurance plans (and the Corporation shall promptly reimburse the cost of any premiums for such coverage during the applicable period of COBRA coverage on an after-tax basis).  Any payment or reimbursement under this Section 2.1.5 that is taxable to Executive or any of Executive’s family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

2.2           Death or Disability.

2.2.1           Executive’s employment shall terminate immediately in the event of Executive’s death or Disability.  “Disability” means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable to effectively carry out his duties and obligations under this Agreement or unable to effectively and actively participate in the management of WellCare and the Corporation for a period of 90 consecutive days during the Transition Period.  If there should be a dispute between the Corporation and Executive as to Executive’s Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designated by the Florida Medical Association.  The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

2.2.2           As consideration for Executive’s obligations under this Agreement, and in the event Executive’s employment with the Corporation terminates due to death or Disability, as that term is defined above in Section 2.2.1, prior to December 28, 2009, the Corporation shall pay to Executive or his estate, as applicable, the Separation Pay described above in Section 2.1.2, under the same terms and subject to the same conditions as stated in Section 2.1, except that the execution of the Wavier and Release Agreement shall not be required.  Additionally, the vesting of all long-term incentive compensation awards to Executive, including restricted stock and stock options, shall be accelerated such that they are vested in full as of the date of Executive’s death or Disability.  Executive shall also be entitled for a period of 12 months to the continued medical, dental, and vision care and life insurance benefits set forth in Section 2.1.5.

2.3           Base Salary; Accrued Obligations.  In the event that Executive’s employment is terminated prior to December 28, 2009, either by the Corporation for “Cause” or by Executive without “Good Reason,” Executive shall not be entitled to the Separation Benefits set forth in Section 2.1.  Instead, the Corporation shall pay Executive only his Base Salary and any Accrued Obligations through the date on which Executive’s employment terminates.  Payment under this Section 2.3 shall be made in a lump sum amount within ten days after the date on which Executive’s employment terminates.

2.4           Indemnification; Insurance.  WellCare, the Corporation, and Executive entered into an Indemnification Agreement on May 8, 2009 (effective as of January 25, 2008), providing, among other things, for indemnification of Executive to the fullest extent permitted by applicable law, and that Indemnification Agreement shall remain in full force and effect.  In addition, the Corporation currently provides Executive with coverage under policies of directors and officers liability insurance covering directors and officers of the Corporation (the “Current Coverage”).  The Corporation shall use commercially reasonable efforts to cause policies of directors and officers liability insurance, at least as broad in coverage terms and amount as the Current Coverage, with fresh limits every year, to be maintained throughout the Transition Period and for at least six years thereafter.  In the event of any merger or other acquisition of the Corporation, the Corporation shall no later than immediately prior to consummation of such transaction purchase at least six years of “tail” or extended coverage to cover acts or omissions of Executive during the term of his employment, including during the Transition Period (unless such transaction does not result in a diminution in coverage available to Executive or in fact provides greater coverage to Executive).  In the event of any conflict between this Agreement and the Indemnification Agreement referenced above with respect to indemnification or rights to insurance, such conflict shall be resolved in a manner most favorable to Executive.

2.5           Effect of “Change of Control”.  If a “Change of Control,” as defined in Section 2.7.3 occurs prior to the termination of Executive’s employment, the vesting of Executive’s long-term incentive compensation awards shall be accelerated in full in connection with such a “Change of Control,” such that all awards are fully vested immediately prior to such “Change of Control.”

2.6           Exercisability of Options.  Except with respect to options granted prior to January 25, 2008, all vested options will terminate on the earlier of, and be exercisable until, (a) the expiration of the ten-year term of such options, or (b) one year after the termination of Executive’s employment with the Corporation, regardless of the cause of such termination.  Unvested options to purchase shares of WellCare’s common stock will terminate on the termination of Executives’ employment with the Corporation, except to the extent such options become vested as a result of such termination under the terms of the governing stock option agreement or this Agreement.

2.7           Definitions.

2.7.1           Cause.  For purposes of this Agreement, “Cause” shall be defined as:

(a)
any willful act or willful omission, other than as a result of Executive’s Disability, that represents a breach of any of the terms of this Agreement to the material detriment of WellCare or the Corporation;

(b)
bad faith by Executive in the performance of Executive’s duties, consisting of willful acts or willful omissions, other than as a result of Executive’s Disability, to the material detriment of WellCare or the Corporation; or

(c)
Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.

2.7.2           Good Reason.  For purposes of this Agreement, “Good Reason” shall be defined as:

(a)	a material diminution in Executive’s authority, duties, or responsibilities, or any change in Executive’s title, except as permitted by Section 1.2.

(b)	a diminution during the Transition Period in Executive’s Base Salary;

(c)	a material breach by the Corporation of any term of this Agreement;

(d)	a change in Executive’s office location to a point more than 50 miles from Executive’s offices in Tampa, Florida; or

(e)
Executive no longer serving on the Board, other than pursuant to his removal from the Board for Cause pursuant to a vote of the equity holders of WellCare or due to Executive’s resignation from the Board.

2.7.3          Change Of Control.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events that occur during the Transition Period:

(a)
The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” of stock that, together with stock already beneficially owned by such “Person” or “Group,” constitutes more than 50% of the voting power of WellCare issued and outstanding voting stock or more than 50% of the fair market value of WellCare’s issued and outstanding stock;

(b)	The direct or indirect sale or transfer by WellCare of substantially all of its assets to one or more unrelated “Persons” or “Groups” in a single transaction or a series of related transactions;

(c)
The merger, consolidation, or reorganization of WellCare with or into another corporation or other entity in which the “Beneficial Owners” of more than 50% of the voting power of WellCare’s issued and outstanding voting securities immediately before such merger or consolidation do not own, directly or indirectly, more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation, or reorganization; or

(d)
Individuals who, at the beginning of the Transition Period, constituted the Board (together with any new directors whose election to the Board or whose nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

Notwithstanding this Section 2.7.3, none of the events set forth in this Section 2.7.3 shall constitute a Change of Control, if such event occurs subsequent to the termination of Executive’s employment, for any reason, or is otherwise not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.  For purposes of determining whether a Change of Control has occurred, a “Person” or “Group” shall not be deemed to be “unrelated” if:  (a) such “Person” or “Group” directly or indirectly has “Beneficial Ownership” of more than 50% of the issued and outstanding voting power of WellCare’s voting securities immediately before the transaction in question, (b) WellCare has “Beneficial Ownership” of more than 50% of the voting power of the issued and outstanding voting securities of such “Person” or “Group,” or (c) more than 50% of the voting power of the issued and outstanding voting securities of such “Person” or “Group” are owned, directly or indirectly, by “Beneficial Owners” of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.

The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, (a) Persons will not be considered to be acting as a Group solely because they purchase or own stock of WellCare at the same time, or as a result of the same public offering; (b) Persons will be considered to be acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, with WellCare; and (c) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.

2.8           Opportunity to Cure.  It shall be a condition precedent to a party’s right to terminate Executive’s employment for Cause or for Good Reason, as applicable, that (a) such party shall have first given the other party written notice stating with reasonable specificity the breach on which such termination is premised within seven days after the party providing such notice becomes aware of such breach, and (b) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within 30 days after receipt of such notice.

2.9           Section 409A Compliance

2.9.1           In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), the stock of the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six months from the date on which Executive’s employment terminates.  Within 30 days following the end of such six-month period, the Corporation will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 2.9.  Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six-month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

2.9.2           With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions:  (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

2.9.3           Payments conditioned upon execution of the Waiver and Release Agreement referenced in Section 3.1 shall be made within ten days following Executive’s execution of the Waiver and Release Agreement and expiration of the seven-day revocation period set forth therein; provided, however, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release Agreement straddles two taxable years of the Executive, then the Corporation shall make the payments starting in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Waiver and Release Agreement to the Corporation.

2.10         Additional Payments.

2.10.1         Gross Up for Excise Tax.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation or WellCare to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 2.10.1) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including interest or penalties imposed with respect to such taxes, but not including interest and penalties imposed by reason of Executive’s failure to file timely tax returns or to pay taxes shown due on such returns and any interest, additions, increases, or penalties unrelated to the Excise Tax or the Gross-Up Payment), including, without limitation, the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the foregoing provisions of this Section 2.10.1, in the event the amount of Payments subject to the Excise Tax exceeds the product (the “Parachute Payment Limit”) of 2.99 and Executive’s applicable “base amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of Executive’s base salary, Executive shall be treated as having waived such rights with respect to Payments designated by Executive to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

2.10.2         Gross-Up Determinations.  Subject to the provisions of Section 2.10.3, all determinations required to be made under this Section 2.10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Executive and reasonably acceptable to the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  Any Gross-Up Payment, as determined pursuant to this Section 2.10, shall be paid by the Corporation to Executive within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Corporation and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to Section 2.10.3, below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive.

2.10.3         Claims.  Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 15 business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:  (a) give the Corporation any information reasonably requested by the Corporation relating to such claim, (b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (c) cooperate with the Corporation in good faith in order effectively to contest such claim, and (d) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 2.10.3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided further, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall (to the extent permitted by law) advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

2.10.4         Refunds.  If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 2.10.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation’s complying with the requirements of said Section 2.10.3) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 2.10.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

2.10.5         Timing of Gross-Up Payment.  Subject to the foregoing provisions of Section 2.10 that may require earlier payment, any Gross-Up Payment shall be paid to or for the benefit of Executive by December 31 of the calendar year following the calendar year in which the Excise Tax is remitted or, if no Excise Tax is remitted, by December 31 of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of an audit or litigation relating to the Excise Tax.

2.11         No Set-Off or Mitigation.  The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Corporation may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.  The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

2.12         Additional Documents. In connection with the termination of Executive's employment, other than as set forth in Section 3.1, Executive will not be required to execute employment termination documents other than the Corporation's standard employment termination documents.  In the event of any conflict between this Agreement and one or more of the standard employment termination documents, this Agreement shall control.

ARTICLE 3

WAIVER AND RELEASE

3.1           Waiver and Release Agreement.  In consideration of the Separation Benefits described in Section 2.1, to which Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such Separation Benefits under this Agreement, Executive agrees to execute and deliver to WellCare within 21 days after the date on which Executive’s employment terminates a Waiver and Release Agreement in the form attached hereto as Exhibit A, without alteration or addition, other than to include the date Executive executes this Agreement.

3.2           Failure to Execute; Revocation.  If Executive fails to execute and deliver the Waiver and Release Agreement within 21 days after the date on which Executive’s employment terminates, or if Executive revokes such Wavier and Release Agreement as provided therein, Executive shall not be entitled to, and shall not receive, any of the Separation Benefits set forth in Section 2.1.

ARTICLE 4

RESTRICTIVE COVENANTS AND COOPERATION

4.1           Confidential Information.

4.1.1           Obligation to Maintain Confidentiality.  Executive acknowledges that, by reason of Executive’s employment by the Corporation and service as an officer and director of WellCare, the Executive has had and will have access to confidential information (collectively, “Confidential Information”) of the Corporation and its affiliates and subsidiaries (collectively for purposes of Article 4, the “WellCare Companies”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the WellCare Companies and covenants that, both during and after the Transition Period, Executive will not disclose any Confidential Information to any person or entity (except as Executive’s duties as a director, officer, or employee of the Corporation may require) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 4.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or that is required to be disclosed by court order, applicable law, or regulatory requirements, nor shall it apply to Executive’s disclosure of Confidential Information to Executive’s attorneys and advisors in connection with a dispute between Executive and a WellCare Corporation.

4.1.2           Company Property.  All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property, and other property delivered to or compiled by Executive by or on behalf of any WellCare Company or its providers, clients, or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property, or future plans of a WellCare Company that is collected by the Executive shall be delivered promptly to such WellCare Company without request by it upon the date on which Executive’s employment terminates.  For purposes of this Section 4.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

4.2           Inventions.  Executive’s responsibilities may have included, and may include during the Transition Period the making of technical and managerial contributions of value to the WellCare Companies.  Executive hereby assigns to the applicable WellCare Company all rights, title, and interest in such contributions and inventions made or conceived by Executive, alone or jointly with others, during Executive’s employment with the Corporation that relate to the business of such WellCare Company.  This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark, or trade name protection for any such work product.  Executive shall promptly and fully disclose all such contributions and inventions to the Corporation and assist the Corporation or any other WellCare Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the applicable WellCare Company, whether or not patented or registered for copyright, trademark, or trade name protection, as the case may be.  Notwithstanding the foregoing, no WellCare Company shall have any right, title, or interest in any work product or copyrightable work developed outside of work hours and without the use of any WellCare Company’s resources that does not relate to the business of any WellCare Company and does not result from any work performed by Executive for any WellCare Company.

4.3           Unfair Competition.

4.3.1           Scope of Covenant.  Executive agrees that during the Transition Period, and for the one-year period beginning on the date on which Executive’s employment terminates, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, without the prior written consent of the Board:

(a)
engage as an officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or otherwise participate, in each case, in any business that sells, markets, or provides any benefits or services within any state in which a WellCare Company is doing business at the time Executive ceases to be employed by the Corporation that are in direct competition with the benefits or services provided by such WellCare Company in such state;

(b)
recruit, hire, or solicit any employee or former employee of any WellCare Company or encourage any employee of any WellCare Company to leave such WellCare Company’s employ, unless such former employee has not been employed by the WellCare Company for a period in excess of six months; provided, however, that the provisions of this clause (b) shall not apply to any member of Executive’s immediate family;

(c)
call upon any person or entity who or that is, as of the date on which Executive’s employment terminates, or who or that was at any time during the one-year period prior to the termination date, a provider, customer, or agent of any WellCare Company for the purpose of soliciting or selling benefits or services that would violate clause (a) above; or

(d)	request or advise any provider, customer, or agent of any WellCare Company to withdraw, curtail, or cancel its business dealings with such WellCare Company;

provided, however, that nothing in this Section 4.3.1 shall be construed to preclude Executive from making any investment in the securities of any business enterprise, whether or not engaged in competition with any WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise, provided that such permitted activity shall not relieve the Executive from any other provisions of this Agreement.

4.3.2           Reasonableness.  It is agreed by the parties that the foregoing covenants in this Section 4.3 impose a reasonable restraint on Executive in light of the activities and business of the WellCare Companies on the date of the execution of this Agreement and the current plans of the WellCare Companies.  Executive acknowledges that the covenants in this Section 4.3 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevents unfair competition with the WellCare Companies for a limited period of time.

4.3.3           Severability.  The covenants in this Section 4.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  In the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

4.3.4           Enforcement by the Corporation Not Limited.  All of the covenants in this Section 4.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against any WellCare Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants.

4.4           Breach of Restrictive Covenants.  The parties agree that a breach or violation of Sections 4.1, 4.2, and/or 4.3 will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance, or other equitable relief to prevent the violation of the obligations hereunder.

4.5           Future Cooperation.

4.5.1           Government Investigations and Responses to Subpoenas.  Subject to the WellCare Companies’ preservation and assertion of any otherwise applicable evidentiary privileges, no provision of this Agreement shall in any way restrict Executive’s ability to cooperate or communicate with any federal, state, or local agency in connection with any federal, state, or local investigation or informal inquiry or be construed as prohibiting the provision of non-privileged documents and/or testimony by Executive in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law.  Executive understands that the WellCare Companies expect Executive to reasonably cooperate and to respond to questions candidly and truthfully in any such investigation or informal inquiry.  In the event of receipt of any subpoena issued at the request of any private sector person or entity, Executive agrees to notify WellCare promptly before complying with the subpoena, so that a WellCare Company may take appropriate action to protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order.  If a WellCare Company seeks to prevent disclosure in accordance with applicable legal procedures and provides Executive with notice before the deadline for compliance with a subpoena, Executive shall not make any such disclosures until either such objections are withdrawn or finally adjudicated by the tribunal.

4.5.2           Internal Investigations and Legal Proceedings.

(a)	During the Transition Period and for one year following the date on which Executive’s employment terminates, regardless of the reason,

Executive agrees to reasonably cooperate with the WellCare Companies, their advisors, and their legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation and any legal proceeding involving the WellCare Companies.  Such cooperation shall include being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing feedback to the WellCare Companies in preparing defenses to any pending or potential future claims against the WellCare Companies.  Executive shall be reimbursed for all travel expenses reasonably incurred by Executive in connection with providing such cooperation to WellCare Companies.  Following the termination of Executive’s employment, Executive shall provide up to 40 hours of time in fulfillment of Executive’s cooperation obligation under this Section 4.5.2 without any pay or compensation.  To the extent that Executive is required to devote more than the 40-hour commitment, Executive shall be compensated at a reasonable rate for any required time over the 40 hours; provided, however, that Executive shall not receive any pay or compensation for testifying in response to a subpoena or as otherwise required by law.  If the parties cannot come to an agreement with respect to a reasonable rate at the time a request for cooperation is made, then the matter will be submitted to arbitration in accordance with Article 5 of the Agreement, it being understood that Executive shall provide the cooperation when requested and shall not be entitled first to await a decision by an arbitrator with respect to the applicable reasonable rate or otherwise delay the cooperation for any reason, whether as a result of the matter being submitted to arbitration or otherwise.

(b)
If Executive is legally required to appear or participate in any non-criminal proceeding that involves or is brought against a WellCare Company, Executive agrees to use his good faith efforts to disclose to the WellCare Company, no later than ten business days prior to the date that such disclosure is to be made, what written documents Executive plans to produce and otherwise to reasonably cooperate with the WellCare Companies.

4.5.3           It is expressly understood and agreed that nothing in this Section 4.5 or the Agreement (or any other agreements with the WellCare Companies) shall require Executive to take any action (including, without limitation, consenting to an interview in any investigation or litigation) that Executive in good faith believes would compromise Executive’s rights or privileges under the United States Constitution or any state constitution.

ARTICLE 5

ARBITRATION

5.1           General.  Except for an action for equitable relief that is permitted to be sought pursuant to Section 4.4, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance, or breach of this Agreement, shall be settled exclusively by arbitration before a single arbitrator in accordance with this Article 5 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in Tampa, Florida.

5.2           Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the American Arbitration Association having jurisdiction over Tampa, Florida.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

5.3           Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this Section 5.3, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

5.4           Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  WellCare and/or the Corporation shall be responsible for the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including, but not limited to, the arbitrator’s compensation), expenses, and attorneys’ fees.

5.5           Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this Article 5 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 6

MISCELLANEOUS

6.1           Amendments.  The provisions of this Agreement may not be waived, altered, amended, or repealed, in whole or in part, except by the signed written consent of the party sought to be bound by such waiver, alteration, amendment, or repeal.

6.2           Entire Agreement.  This Agreement constitutes the entire agreement among the Corporation, WellCare, and Executive, and this Agreement shall supersede any prior written or oral agreements, understandings, or arrangements among Executive, the Corporation, and WellCare regarding any of the items addressed in this Agreement, including the Employment Agreement, except to the extent provided herein.  Notwithstanding the foregoing, this Agreement shall not supersede any indemnification or similar agreement with Executive, or any restricted stock agreement, option agreement, or other agreement pertaining to Executive’s equity ownership, except to the extent provided herein.  Executive will not be entitled to any compensation, remuneration, benefits, or other payments, except as specifically provided in this Agreement.

6.3           Counterparts.  This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

6.4           Severability.  Each term, covenant, condition, or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition, or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision that cannot be so modified or reformed shall be deleted, and the remaining terms and provisions shall continue in full force and effect.

6.5           Waiver or Delay.  The failure or delay on the part of the Corporation, WellCare, or Executive to exercise any right or remedy, power, or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

6.6           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns, except as otherwise provided herein.  Neither this Agreement nor any of the rights, benefits, obligations, or duties hereunder may be assigned or transferred by Executive except by operation of law.  Without the prior written consent of Executive, this Agreement shall not be assigned by the Corporation or WellCare.  The Corporation and WellCare will require any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation or WellCare to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation and WellCare would be required to perform if no such succession had taken place.

6.7           Necessary Acts.  Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments, or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

6.8           Governing Law.  This Agreement shall be governed and interpreted by, and construed and enforced in accordance with, the laws of the State of Delaware.

6.9           Notices.  All notices, requests, demands, and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given, by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at the address set forth below or any other address that any party may designate by written notice to the other parties:

To Executive:	Heath G. Schiesser c/o Gregory Klein, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 Facsimile: (310) 203-7990
To WellCare or the Corporation:	WellCare Health Plans, Inc. 8735 Henderson Road Renaissance Two Tampa, Florida 33634 Attn: Thomas F. O’Neil III, Vice Chairman Facsimile: (813) 290-6210

6.10         Headings and Captions.  The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

6.11         Construction.  All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

6.12         Counsel.  Executive has been advised by the Corporation that he should consider seeking the advice of counsel in connection with the execution of this Agreement, and Executive has had an opportunity to do so.  Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.  The Corporation shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with the preparation, negotiation, execution, and delivery of this Agreement.

6.13         Withholding of Compensation.  Executive hereby agrees that the Corporation may deduct and withhold from the Separation Pay or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Corporation under the provisions of any applicable Federal, state, and local statute, law, regulation, ordinance, or order.  Executive acknowledges and agrees that the Corporation, including its Releasees, has made no representations regarding the tax consequences of any financial consideration received by Executive pursuant to this Agreement, including COBRA premium reimbursement amounts.  Executive agrees to pay federal, state, and/or local taxes, if any, that are required by law to be paid with respect to the financial consideration received hereunder; provided, however, that nothing in this Section 6.13 shall affect or relieve the Corporation of any obligation it may have to make any payment to Executive under Section 2.10 of this Agreement.

6.14         Executive represents and acknowledges that in executing this Agreement, Executive is not relying upon, and has not relied upon, any representation or statement, other than as set forth herein, made by the Corporation, WellCare, or any agents, representatives, or attorneys of the Corporation or WellCare, with regard to the subject matter, basis, or effect of this Agreement or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

WELLCARE

WELLCARE HEALTH PLANS, INC.

By:/s/ Thomas F. O’Neil III
Name: Thomas F. O’Neil III
Title: Vice Chairman

CORPORATION

COMPREHENSIVE HEALTH
MANAGEMENT, INC.

By:/s/ Timothy S. Susanin
Name: Timothy S. Susanin
Title: Senior Vice President, General Counsel

EXECUTIVE

/s/ Heath Schiesser
Heath G. Schiesser

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

1.             Waiver and Release.  In consideration of the Separation Benefits to be provided to Executive by Comprehensive Health Management, Inc. (the “Corporation”) pursuant to the Transition and Separation Agreement dated September 17, 2009, which Executive executed on September 17, 2009, and in accordance with Section 3.1 of that agreement and subject to the last sentence of this first paragraph of Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys, and assigns, hereby unconditionally and irrevocably releases, waives, and forever discharges the Corporation and WellCare Health Plans, Inc. (“WellCare”), and each of their affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Corporation and WellCare, and their affiliates, parents, successors, predecessors, and subsidiaries, from any and all causes of action, claims, and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted, or otherwise arising through the date of Executive’s signing of this Release, concerning Executive’s employment or separation from employment including, but not limited to, any payments, benefits, or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, and the Family and Medical Leave Act, each as amended); any claim arising under any state or local laws, ordinances, or regulations; and any claim arising under any common law principle or public policy including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy, or loss of consortium.  Notwithstanding any other provision of this Section 1 to the contrary, this Release does not encompass, and Executive does not release, waive, or discharge the obligations of the Corporation (a) to make the payments and provide the other benefits contemplated by the Transition and Separation Agreement, (b) under any restricted stock agreement, option agreement, or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

Executive understands that by signing this Release, Executive is not waiving a right to file or participate in any claims or administrative charges that cannot otherwise be waived by law.  Executive is waiving, however, any right to monetary recovery or individual relief should any federal, state, or local agency (including the Equal Employment Opportunity Commission) pursue any claim on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Corporation.

Executive further agrees without any reservation whatsoever never to sue the Corporation or to become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released herein.

2.             Acceptance of Release; Revocation; Notice of Rights.  Executive acknowledges, agrees, and understands that:

(a)           Under this Release, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the ADEA.

(b)           The consideration that is being provided to Executive pursuant to this Release and the Employment Transition Agreement is of significant value and in addition to what Executive otherwise would be entitled.

(c)           Executive is being advised in writing to consult with an attorney before signing this Release.

(d)           Executive is being given a period of at least 21 days within which to review and consider this Release before signing it.

(e)           Executive may revoke this Release by delivering written confirmation of revocation via personal delivery, overnight courier, or certified U.S. Mail, return receipt requested, to Thomas F. O’Neil III, Vice Chairman, care of WellCare Health Plans, Inc., 8735 Henderson Road, Renaissance Two, Tampa, Florida 33634, within seven days after Executive signs the Release, and this Release shall not become effective and enforceable until such seven-day period has expired.

(f)           Executive has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen, or unforeseen claims presently asserted or otherwise arising through the date of Executive’s signing of this Release that Executive may have against the Corporation; and

(g)           No statements made or conduct by the Corporation has in any way coerced or unduly influenced Executive to execute this Release.

3.             No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Corporation, the Corporation does not admit there has been any wrongdoing whatsoever against Executive, and the Corporation expressly denies that any wrongdoing has occurred.

4.             Entire Agreement.  There are no other agreements of any nature between Executive and the Corporation with respect to the matters addressed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.             Execution.  It is not necessary that the Corporation sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.             Severability.  If any provision of this Release is found, held, or deemed by an arbitrator to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.             Governing Law.  This Release shall be governed by the laws of the State of Florida, excluding the choice of law rules thereof.

8.             Headings.  Section headings contained in this Release are inserted for the convenience of reference only.  Section headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Release as of the day and year indicated below.

HEATH G. SCHIESSER	DATE

2